Exhibit 99.1                                             Investors May Contact:
                                                                  Stacey Yonkus
                                                   Director, Investor Relations
                                                                 (212) 885-2512
                                                        investor@asburyauto.com

                                                         Reporters May Contact:
                                                                    David Shein
                                                             RF|Binder Partners
                                                                 (212) 994-7514
                                                       David.Shein@RFBinder.com



Asbury Automotive Group Appoints
New Directors to Board

New York, NY, March 16, 2005 - Asbury Automotive Group, Inc. (NYSE: ABG), one of the largest automotive retail and service companies in the U.S., today announced that Janet M. Clarke and Charles B. Tomm have been appointed to the Company's board of directors. The appointments, which are effective April 1, 2005, fill open positions on the 12-member board.

President and CEO Kenneth B. Gilman said, "We are very pleased to welcome Janet and Charlie to Asbury's board of directors. They bring with them a wide array of experience across a variety of disciplines, both within and outside automotive retailing. Janet is an expert at integrating data-driven marketing and customer relationship management, and should bring a valuable perspective to the board. She is an `independent' director and has been appointed to the board's Audit Committee. Charlie is CEO of our Florida operations, the Company's largest region. He is an exceptionally talented businessman who not only knows the car industry inside and out, but also is a former attorney and investment banker."

Ms. Clarke is founder of Clarke Littlefield LLC, a marketing technologies advisory firm, and has served as its President since June 2003 and from February 2001 to September 2002. From September 2002 until June 2003, she was Chief Marketing Officer of DealerTrack, Inc., a privately held automotive finance technology services company. From February 2000 through February 2001, Ms. Clarke was Chairman and CEO of KnowledgeBase Marketing and Executive Vice President of Young & Rubicam Incorporated. Additionally, from May 1997 to February 2000, Ms. Clarke was Managing Director of Global Database Marketing at Citigroup. From December 1978 to May 1997, Ms. Clarke held various roles at R.R. Donnelley & Sons Co., and was a director of the firm's venture capital fund.

Ms. Clarke serves as a director of Cox Communications, Inc., where she is chairman of the Audit Committee and a member of the Executive Committee. She is also a director of ExpressJet Holdings, Inc. and eFunds Corporation, and chairs the Compensation Committees of both of their boards. In addition, she is a director of privately held Forbes.com.

Ms. Clarke is a graduate of Princeton University, where she serves as a trustee and is chairman of the Audit Committee. She completed the Advanced Management Program at Harvard Business School in 1992.

Mr. Tomm was named President and CEO of the Company's Florida region, with responsibility for all dealership operations in the Jacksonville and Tampa areas, in January 2005. He has been CEO of the Company's Jacksonville platform, which is known as Coggin Automotive Group, since September 1997. He originally joined Coggin in April 1994 as Vice President, CFO and General Counsel.

Previously, Mr. Tomm held executive positions with publicly held companies, including Schlumberger Ltd. and Arkansas Best Corporation, as well as positions as a practicing attorney, investment banker and adjunct law school professor. He also was a diver and officer in the Submarine Service from 1968 to 1972 on the Navy's only troop-carrying submarine. Mr. Tomm is a member of the Board of Trustees of Washington & Lee University. Mr. Tomm is a director of Habitat for Humanity of Jacksonville, Inc. (HabiJax) in Jacksonville, Florida and is Vice Chair of the Jacksonville Housing Authority.

Mr. Tomm received undergraduate and law degrees from Washington & Lee University, and an L.L.M. in Taxation from New York University.

About Asbury Automotive Group Asbury Automotive Group, Inc., headquartered in New York City, is one of the largest automobile retailers in the U.S., with 2004 revenue of approximately $5.3 billion. Built through a combination of organic growth and a series of strategic acquisitions, the Company currently operates 94 retail auto stores, encompassing 130 franchises for the sale and servicing of 33 different brands of American, European and Asian automobiles. Asbury believes that its product mix contains a higher proportion of the more desirable luxury and mid-line import brands than most public automotive retailers. The Company offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.


Forward-Looking Statements
This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements include statements relating to goals, plans, projections and guidance regarding the Company's financial position, results of operations, market position, product development, pending and potential future acquisitions and business strategy. These statements are based on management's current expectations and involve significant risks and uncertainties that may cause results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, market factors, the Company's relationships with vehicle manufacturers and other suppliers which could cause, among other things, acquisitions under contract or letters of intent to fail, risks associated with the Company's substantial indebtedness, risks related to pending and potential future acquisitions, risks related to competition in the automotive retail and service industries, general economic conditions both nationally and locally and governmental regulations and legislation. There can be no guarantees that the Company's plans for future operations will be successfully implemented or that they will prove to be commercially successful. These and other risk factors are discussed in the Company's annual report on Form 10-K and in its other filings with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.